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                                                                    Exhibit 23.3

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Consent of KPMG LLP

The Board of Directors
Emerald BioStructures, Inc.:

We consent to the inclusion of our report dated April 28, 2000, with respect to the balance sheets of Emerald BioStructures, Inc. as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the registration statement (No. 333-39548) on Form S-1 of MediChem Life Sciences, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Chicago, Illinois

October 2, 2000